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                                                                Exhibit 10.11(a)


               $100,000,000 364 DAY REVOLVING CREDIT AGREEMENT


      THIS CREDIT AGREEMENT, dated as of November 22, 2000, is by and between ALLEGHANY CORPORATION, a corporation organized under the laws of the State of Delaware (the "Borrower"), the banks which are signatories hereto (individually, a "Bank" and, collectively, the "Banks") and U.S. BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as agent for the Banks (in such capacity, the "Agent").

                                    ARTICLE 1

                        DEFINITIONS AND ACCOUNTING TERMS

      Section 1.1. Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

      "Adjusted Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next 1/16th of 1%) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

      "Advance": Any portion of the outstanding Revolving Loans by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a Eurodollar Rate Advance or a Base Rate Advance.

      "Affiliate": When used with reference to any Person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

      "Agent":  As defined in the opening paragraph hereof.

      "Aggregate Revolving Commitment Amounts": As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

      "Alleghany Asset Management": Alleghany Asset Management, Inc., a Delaware corporation.

      "Alleghany Asset Management Sale": The merger of a wholly-owned subsidiary of ABN AMRO North America Holding Company with and into Alleghany Asset Management pursuant to the Agreement and Plan of Merger dated as of October 18, 2000, among ABN AMRO North America Holding Company, Alleghany Asset Management and the Borrower. For purposes of


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this Agreement, the Alleghany Asset Management Sale shall be deemed to have occurred on the "Closing Date" as defined in said Agreement and Plan of Merger.

      "API": Alleghany Properties, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

      "API Agreement": Note Purchase Agreement by and among Alleghany Corporation, API and the Purchasers signatories thereto of $40 million principal amount of API Notes, whereby Alleghany Corporation has agreed to purchase from API certain real properties owned by API to the extent required to permit API to make required payments on the API Notes, together with all documents related thereto, as such agreement or other documents may be amended, restated, supplemented or otherwise modified from time to time.

      "API Notes:" API 6.83% Senior Notes due December 11, 2004.

      "Applicable Lending Office": For each Bank and for each type of Advance, the office of such Bank identified as such Bank's Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

      "Applicable Margin": With respect to Eurodollar Advances the Applicable Margin (in basis points) set forth in the applicable table below as in effect on the first day of each Interest Period for such Eurodollar Rate Advance for such Interest Period; in each case, determined based on the actual rating of the Borrower's senior unsecured, non-credit enhanced long-term debt by either or both of Moody's or S&P in effect on the date of determination:

                                                     Applicable Margin
Level                      Rating                    (basis points per annum)
-----                      ------                    ------------------------
I                          A/A2 or higher            50.0
II                         A-/A3                     55.0
III                        BBB+/Baa1                 67.5
IV                         BBB/Baa2                  80.0
V                          BBB-/Baa3 or lower        92.5


            (a) If the Ratings established by S&P and Moody's shall fall within different Levels, the Applicable Margin shall be based on the Rating listed on the higher Level (Level V being the lowest Level), provided the Ratings are not more than two Levels apart. If the Ratings are more than two Levels apart, the Applicable Margin shall be based on the Rating that is one Level above the lowest of the Levels.

            (b) If any Rating shall be established or changed, it shall be effective on the date first announced publicly by the agency establishing such Rating or making such change.


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            (c) If S&P or Moody's shall change the basis on which Ratings are established, each reference to the Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent Rating by S&P or Moody's, as the case may be.

            (d) If only one of S&P or Moody's shall have in effect a Rating, the Applicable Margin shall be determined by reference to the available Rating.

      "Asset Coverage Ratio": The ratio which (a) the sum of (i) the amount that would be shown as stockholders' equity on the balance sheet of the Borrower in accordance with GAAP, plus (ii) the aggregate amount of Indebtedness that would be included in liabilities on the balance sheet of the Borrower in accordance with GAAP, less (iii) that portion of the Permitted Intercompany Indebtedness that would be included in liabilities on the balance sheet of the Borrower in accordance with GAAP, bears to (b) all Indebtedness of the Borrower (including amounts guaranteed by the Borrower but excluding Permitted Intercompany Indebtedness) for borrowed money or evidenced by notes, bonds, debentures or like instruments.

      "AUL London":  Alleghany Underwriting Holdings Ltd., an English Company.

      "Bank":  As defined in the opening paragraph hereof.

      "Base Rate": For any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate and (b) the Reference Rate then in effect.

      "Base Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Base Rate.

      "Board": The Board of Governors of the Federal Reserve System or any successor thereto.

      "Borrower":  As defined in the opening paragraph hereof.

      "Business Day": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota or in the State of New York) on which banks are permitted to be open in Minneapolis, Minnesota and in New York, New York.

      "Capitalized Lease": A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

      "Capitalized Lease Obligations": As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No.
13).


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      "Change of Control": The occurrence, after the Closing Date, of any of the following: (a) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) other than the current principal stockholders of the Borrower identified in the Borrower's proxy statement dated March 27, 2000 or any of their respective children, spouses or issue thereof or any entity controlled or substantially all of whose equity is beneficially owned by one or more of them as of the date of this Agreement, shall own directly or indirectly, beneficially or of record, shares representing 25% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither nominated or appointed by a majority of the directors of the Borrower who were in office as of the date of this Agreement nor who were nominated or appointed by directors so nominated; or
(c) any person or group other than the current principal stockholders of the Borrower identified in the Borrower's proxy statement dated March 27, 2000, or any of their respective children, spouses or issue thereof or any entity controlled or substantially all of whose equity is beneficially owned by one or more of them as of the date of this Agreement shall otherwise directly or indirectly control the Borrower.

      "Closing Date": Any Business Day between the date of this Agreement and November 30, 2000 on which all of the conditions precedent to the obligation of the Banks to make the initial Revolving Loan hereunder, as set forth in Section 3.1, have been, or, on such Closing Date, are, satisfied. The Borrower shall give the Agent not less than one Business Day's prior notice of the day selected as the Closing Date.

      "Code":  The Internal Revenue Code of 1986, as amended.

      "Compliance Certificate": A certificate in the form attached hereto as
Exhibit 5.1 signed by either the Senior Vice President and Chief Financial Officer of the Borrower or the Vice President, Controller and Treasurer of the Borrower demonstrating in reasonable detail compliance (or non-compliance, as the case may be) with each of Sections 6.11, 6.13, 6.14 and 6.15 as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

      "Contingent Obligation": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise, including without limitation any agreement: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against


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loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

      "Current Liabilities": As of any date, the consolidated current liabilities of the Borrower, determined in accordance with GAAP.

      "Default": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

      "Defaulting Bank": At any time, any Bank that, at such time (a) has failed to make a Revolving Loan required pursuant to the terms of this Agreement, (b) has failed to pay to the Agent or any Bank an amount owed by such Bank pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.

      "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which, together with the Borrower, is treated as a single employer under Section 414 of the Code.

      "Eurodollar Business Day": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

      "Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on the Reuters Screen LIBO page as of 11:00 AM, London time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits are offered to the Agent in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). "Reuters Screen LIBO page" means the display designated as page "LIBO" on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

      "Eurodollar Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

      "Eurodollar Reserve Percentage": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the


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maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

      "Event of Default":  Any event described in Section 7.1.

      "Federal Funds Rate": For any period of determination, a fluctuating interest rate per annum (based on a 360-day year) equal for each day during such period to the weighted average of the rates of interest charged on overnight federal funds transactions, with member banks of the Federal Reserve System only, as arranged by Federal Funds brokers, as reasonably determined by the Agent.

      "Five Year Credit Agreement": That certain $100,000,000 Five Year Revolving Credit Agreement dated as of the date hereof by and between the Borrower and the Agent and the Banks, together with all documents related thereto, as such agreement or other documents may be amended, restated, supplemented or otherwise modified from time to time.

      "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

      "Immediately Available Funds": Funds with good value on the day and in the city in which payment is received.

      "Indebtedness": With respect to any Person at the time of any determination, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all net obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of issued letters of credit or bankers' acceptances, (j) all Contingent Obligations of such Person, and (k) all


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obligations of a type described in clause (a) through (j) above of any partnership or joint venture as to which such Person is or may become personally liable.

      "Interest Period": With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three, six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

            (a) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

            (b) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

            (c) Any Interest Period that would otherwise end after the Revolving Commitment Ending Date shall end on the Revolving Commitment Ending Date.

      "Levels": The numbered levels listed on the Rating grid contained in the definition of Applicable Margin.

      "Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

      "Loan Documents": This Agreement , the Revolving Notes, and all other agreements, instruments and documents heretofore, herewith or hereafter executed and delivered by the Borrower in connection with this Agreement.

      "Majority Banks": At any time, Banks other than Defaulting Banks holding at least 51% of the aggregate unpaid principal amount of the Revolving Notes, excluding Revolving Notes held by Defaulting Banks or, if no Revolving Loans are at the time outstanding hereunder, Banks other than Defaulting Banks holding at least 51% of the Aggregate Revolving Commitment Amounts excluding Revolving Commitment Amounts held by Defaulting Banks.

      "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole or (b) material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document to which it is a party.

      "Mellon Bridge Facility": The credit facility established pursuant to the Credit Agreement dated as of May 10, 2000, by and among Alleghany Underwriting Ltd, an English company, as an Account Party; Alleghany Underwriting Capital Ltd, an English company,


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Talbot Underwriting Limited, an English company, and Alleghany Underwriting
Capital (Bermuda) Ltd (formerly known as Venton Underwriting Limited), a Bermuda exempted limited liability company, as Borrowers and Account Parties; Mellon Bank, N.A., as Issuing Bank, Administrative Agent and Arranger; and each of the entities identified therein as a Bank, as such; together with all documents related thereto, in each case as such agreement or other documents may be amended, restated, supplemented or otherwise modified from time to time and together with all extensions, renewals, replacements and refinancings thereof.

      "Mellon Credit Facilities": The Mellon Bridge Facility and the Mellon Syndicated Credit Facility.

      "Mellon Expiration Date": The date on which both (a) the Borrower has ceased to have any Contingent Obligation or other Indebtedness with regard to the Mellon Credit Facilities and (b) there is no pledge of or security interest in any assets of the Borrower (including, without limitation, stock of Subsidiaries) which secures the obligations of any Person under the Mellon Credit Facilities.

      "Mellon Pledge Agreement": The Pledge Agreement between Mellon Bank, N.A., as Administrative Agent, and Alleghany Corporation, as Guarantor, entered into pursuant to the Mellon Syndicated Credit Facility, together with all documents related thereto, in each case as such agreement or other documents may be amended, restated, supplemented or otherwise modified from time to time, and all extensions, renewals, replacements and refinancings thereof.

      "Mellon Syndicated Credit Facility": Collectively, (a) the credit facility established pursuant to the Credit Agreement dated as of August 14, 2000 by and among Alleghany Underwriting Ltd, an English company, as an Account Party; Alleghany Underwriting Capital Ltd, an English company, Talbot Underwriting Limited, an English company, and Alleghany Underwriting Capital (Bermuda) Ltd, a Bermuda exempted limited liability company, as Borrowers and Account Parties; Alleghany Corporation, a Delaware corporation, as Guarantor; Mellon Bank, N.A., as Issuing Bank, Administrative Agent and Arranger; National Westminster Bank plc, as Syndication Agent; ING Bank, N.V., London Branch, as Managing Agent; and each of the entities identified therein as a Bank, as such; together with all documents related thereto, including without limitation the Mellon Pledge Agreement, in each case as such agreements or other documents may be amended, restated, supplemented or otherwise modified from time to time, (b) any credit facility that replaces such Credit Agreement in whole or in part, and (c) any credit facility secured by the collateral which, as of the date of this Agreement, secures the obligations of Alleghany Corporation as Guarantor pursuant to the Mellon Pledge Agreement; in the case of each of (a), (b) and (c) together with all extensions, renewals, replacements and refinancings thereof.

      "Mineral Holdings":  Mineral Holdings Inc., a Delaware corporation.

      "Moody's":  Moody's Investors Service.

      "Multiemployer Plan":  A multiemployer plan, as such term is defined in
Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the


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Closing Date, or at any time after the Closing Date) for employees of the
Borrower or any ERISA Affiliate.

      "Obligations": The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Revolving Notes, when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees and Supplemental Facility Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

      "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

      "Permitted Intercompany Indebtedness": Indebtedness of the Borrower: (a) under the API Agreement, not to exceed $40,000,000 in aggregate principal amount of such Indebtedness; (b) to Mineral Holdings, not to exceed $12,100,000 in aggregate principal amount of such Indebtedness; (c) to Alleghany Funding Corporation, not to exceed $19,000,000 in aggregate principal amount of such Indebtedness; and (d) in addition to the foregoing, to any one or more of its Subsidiaries, not to exceed $10,000,000 in aggregate principal amount of such Indebtedness as to all such Subsidiaries taken as a whole at any time outstanding.

      "Person": Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

      "Plan": Each employee pension benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code as to which the Borrower may have liability.

      "Rating":  As such term is used in the definition of Applicable Margin.

      "Reference Rate": The rate of interest from time to time publicly announced by the Agent as its "reference rate." The Agent may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

      "Regulatory Change": Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

      "Reportable Event": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that


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it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of
Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

      "Restricted Payments": With respect to the Borrower, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrower, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

      "Revolving Commitment": With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank's Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

      "Revolving Commitment Amount": With respect to a Bank, initially the amount set opposite such Bank's name on the signature page hereof as its Revolving Commitment Amount, but as the same may be reduced from time to time pursuant to Section 2.7.

      "Revolving Commitment Ending Date":  As defined in Section 2.11.

      "Revolving Commitment Fees":  As defined in Section 2.8.

      "Revolving Loan":  As defined in Section 2.1.

      "Revolving Loan Date": The date of the making of any Revolving Loans hereunder.

      "Revolving Note":  A promissory note of the Borrower in the form of
Exhibit 1.1(A) hereto.

      "Revolving Percentage": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

      "S&P": Standard & Poor's Ratings Services, a division of McGraw Hill Companies, Inc.

      "Significant Subsidiary": Any of: (a) Alleghany Asset Management, AUL London, Mineral Holdings and Heads & Threads International LLC, (b) any other Subsidiary of the Borrower (i) the capital stock of which, as of the date of determination, is directly owned by the Borrower and (ii) which, with respect to the most recent fiscal year of the Borrower, accounted for 10% or more of the net income of the Borrower or represented 10% or more of the Borrower's total assets (valued as provided in Section 1.2 hereof), and (c) any Subsidiary of the Borrower with which a Significant Subsidiary is merged pursuant to Section 6.1 and which is the surviving corporation of such merger. For Borrower's fiscal year 2000, the test set forth in clause (b)(ii) of the preceding sentence shall be applied on a pro forma basis after giving effect to the sale of Underwriters Re Group, Inc. on May 10, 2000. If any assets of a Significant


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Subsidiary are transferred to another Subsidiary, (A) the transferor Significant
Subsidiary shall remain a Significant Subsidiary, irrespective of whether or not it meets either of the percentage tests set forth in clause (b)(ii) of the first sentence of this definition after giving effect to such transfer and (B) the transferee Subsidiary shall be deemed a Significant Subsidiary if either (1) it was a Significant Subsidiary prior to such transfer or (2) it meets either of the percentage tests set forth in clause (b)(ii) of the first sentence of this definition after giving effect to such transfer.

      "Subordinated Debt": Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that Majority Banks have approved as Subordinated Debt in a writing delivered by Majority Banks to the Borrower on or prior to the Closing Date.

      "Subsidiary": Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

      "Supplemental Facility Fee":  As defined in Section 2.8(b).

      "Tangible Net Worth": As of any date of determination, the excess of (i) the net book value of the assets of the Borrower (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other intangible assets of the Borrower classified as such in accordance with GAAP) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over (ii) the liabilities (including tax and other proper accruals) of the Borrower, in each case computed in accordance with GAAP.

      "Termination Date": The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Revolving Commitments are terminated pursuant to
Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.7 hereof.

      "Unrestricted Liquid Assets": Assets of the Borrower that are not subject to any assignment, right of setoff or any Lien or any restriction of a type described in Section 6.4 hereof (other than any of the same in favor of the Agent) that consist of any of the following:

            (a) cash and deposits in any commercial bank organized under the laws of the United States or any State thereof which has combined capital and surplus of at least $100,000,000;

            (b) investments in readily marketable direct obligations issued or guaranteed by the United States or any government agency retaining a stated or implied rating of Aaa or better;

            (c) certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i)


11/27/00   364 Day Credit Agreement   11
      combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness of A-/A3 or better from either or both of S&P and Moody's;

            (d) commercial paper given the highest rating by a nationally recognized rating service;

            (e) repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;

            (f) other readily marketable investments in debt or equity securities traded without volume or other restrictions on a national exchange; and

            (g) debt consisting of investment grade corporate bonds with a duration of not more than one year.

      "Unused Revolving Commitment": With respect to any Bank as of any date of determination, the amount by which such Bank's Revolving Commitment Amount exceeds the principal amount of unpaid Revolving Loans owing to such Bank on such date.

      "USBNA": U.S. Bank National Association in its capacity as one of the Banks hereunder.

      Section 1.2. Accounting Terms, Calculations and Valuations. Except as may be expressly provided to the contrary herein, (i) all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP and (ii) all accounting determinations made hereunder with respect to the Borrower shall be made on an unconsolidated basis. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP. The valuation of securities for which market quotations are readily available shall be based upon the market value of such securities, and the valuation of other securities and assets shall be based upon financial statement values as determined in accordance with GAAP applied on a consistent basis.

      Section 1.3. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding".

      Section 1.4. Other Definitional Terms. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or."


11/27/00   364 Day Credit Agreement   12

                                    ARTICLE 2

                         TERMS OF THE CREDIT FACILITIES

      Section 2.1. The Revolving Commitments. On the terms and subject to the conditions hereof, each Bank severally agrees to make loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that the unpaid principal amount of outstanding Revolving Loans of a Bank shall not at any time exceed the Revolving Commitment Amount of such Bank. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitment Amounts. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Base Rate Advances or Eurodollar Rate Advances. Notwithstanding any provision hereof, this Agreement and the Revolving Commitments shall terminate and the Banks shall have no obligation hereunder if the Closing Date hereunder shall not have occurred on or before November 30, 2000, provided, however, that the obligations of the Borrower under Section 9.2 shall survive any such termination.

            2.1(a) Procedure for Revolving Loans. Any request by the Borrower for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) two Eurodollar Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as Eurodollar Rate Advances and not later than 10:00 a.m. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as Base Rate Advances. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $1,000,000 or, if more, an integral multiple thereof, (iii) whether such Revolving Loans are to be funded as Base Rate Advances or Eurodollar Rate Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (iv) in the case of Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent may rely on any telephone request for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephone request. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank's ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 12:00 noon, Minneapolis time. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrower at the Agent's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 3:00 p.m. (Minneapolis time)


11/27/00   364 Day Credit Agreement   13
      on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank within three Business Days after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to the such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent's and the Borrower's rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight Federal Funds rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.

      Section 2.2. Revolving Notes. The Advances of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank's Revolving Commitment Amount originally in effect. Upon receipt of each Bank's Revolving Note from the Borrower, the Agent shall mail such Revolving Note to such Bank. Each Bank shall enter in its ledgers and records the amount of each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Revolving Note a record of such Revolving Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Revolving Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrower.

      Section 2.3. Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Base Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, however that if a Eurodollar Rate Advance is converted or continued on a day which is other than the last day of the Interest Period applicable thereto, the Borrower shall compensate the Banks in accordance with
Section 2.17, and further provided that no Advance may be converted to or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing and the Majority Banks have determined that such conversion or continuation is not appropriate. Advances may be converted to, or continued as, Eurodollar Rate Advances only in integral multiples, as to the aggregate amount of the Advances of all Banks so converted or continued, of $1,000,000. The Borrower shall give the Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) two Eurodollar Business Days prior to requested date of


11/27/00   364 Day Credit Agreement   14
conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and on the date of the requested conversion to Base Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day in the case of continuations as or conversions to Eurodollar Rate Advances and a Business Day in the case of conversions to Base Rate Advances), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any Eurodollar Rate Advances within the time required by this Section, such Advances shall, on the last day of the Interest Period applicable thereto, automatically be converted into Base Rate Advances of the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Banks. (E.g., when continuing a two-month Eurodollar Rate Advance of one Bank to a three-month Eurodollar Rate Advance, the Borrower must simultaneously continue all two-month Eurodollar Rate Advances of all Banks having Interest Periods ending on the date of continuation as three-month Eurodollar Rate Advances.)

      Section 2.4. Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Revolving Loans as follows:

            2.4(a) Subject to paragraph (c) below, each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of
      (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Margin.

            2.4(b) Subject to paragraph (c) below, each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the Base Rate.

            2.4(c) Upon the occurrence of any Event of Default, each Advance shall, at the option of the Majority Banks, bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of (1) the Base Rate, plus (2) 2.0%.

            2.4(d) Interest shall be payable (i) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (iii) with respect to any Base Rate Advance, on the last day of each quarter; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) with respect to all Advances, on the Termination Date; provided that interest under
      Section 2.4 (c) shall be payable on demand.


11/27/00   364 Day Credit Agreement   15

      Section 2.5. Repayment and Mandatory Prepayment. The unpaid principal amount of all Advances, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date. If at any time the aggregate unpaid principal balance of the Revolving Notes exceeds the Aggregate Revolving Commitment Amounts, the Borrower shall immediately repay to the Agent for the account of the Banks the amount of such excess. Any such payments shall be applied first against Base Rate Advances and then to Eurodollar Rate Advances in order starting with the Eurodollar Rate Advances having the shortest time to the end of the applicable Interest Period.

      Section 2.6. Optional Prepayments. The Borrower may prepay Base Rate Advances, in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an aggregate amount for all the Banks of $1,000,000 or an integral multiple thereof. If the Borrower pays Eurodollar Rate Advances on a day which is other than the last day of the Interest Period applicable thereto, the Borrower shall compensate the Banks in accordance with Section 2.17. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Advances under this Section 2.6 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Advances under this Section 2.6 shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans.

      Section 2.7. Optional Reduction of Revolving Commitment Amounts or Termination of Revolving Commitments. The Borrower may, at any time, upon not less than three Business Days prior written notice to the Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $1,000,000 or, if more, in an integral multiple of $1,000,000; provided, however, that the Borrower may not at any time reduce the Aggregate Revolving Commitment Amounts below the aggregate unpaid principal balance of all the Revolving Notes, after giving affect to any repayments effected on the date of such reduction. The Borrower may, at any time, upon not less than three Business Days prior written notice to the Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.17 and all other unpaid Obligations of the Borrower to the Agent and the Banks hereunder.

      Section 2.8.      Revolving Commitment Fee; Supplemental Facility
Fees.

            2.8(a) The Borrower shall pay to the Agent, for the account of each Bank, fees (the "Revolving Commitment Fees") in an amount determined by applying a rate of 0.15% per annum to the average daily Unused Revolving Commitment of such Bank for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each calendar quarter and on the Termination Date.

            2.8(b) The Borrower shall pay to the Agent for the amount of each Bank fees (the "Supplemental Facility Fees") in an amount determined by applying a rate of 0.15%


11/27/00   364 Day Credit Agreement   16
      per annum to the full amount of the Revolving Commitment of such Bank for each quarter at the end of which: (i) the Mellon Expiration Date has not occurred, (ii) the total of (x) the obligations outstanding under this Agreement and under the Five Year Credit Agreement, plus (y) other permitted Indebtedness under Section 6.9 (excluding Indebtedness under the Mellon Credit Facilities and excluding Permitted Intercompany Indebtedness), exceeds $25,000,000 and (iii) the Asset Coverage Ratio as at the end of such quarter was less than 4.0 to 1.0. Such Supplemental Facility Fees are due on the same day that quarterly financial statements are required to be delivered pursuant to Section 5.1(c).

      Section 2.9. Computation. Revolving Commitment Fees, Supplemental Facility Fees and interest on Eurodollar Rate Advances and Base Rate Advances based on the Federal Funds Rate shall be computed on the basis of actual days elapsed and a year of 360 days. Interest on Base Rate Advances based on the Reference Rate shall be computed on the basis of actual days elapsed and a year of 365 days.

      Section 2.10. Payments. Payments and prepayments of principal of, and interest on, the Revolving Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 11:00 a.m. (Minneapolis time) on the dates called for under this Agreement and the Revolving Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest and fees received by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Revolving Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

      Section 2.11. Revolving Commitment Ending Date. The "Revolving Commitment Ending Date" is November 20, 2001.

      Section 2.12. Use of Loan Proceeds. The proceeds of the Revolving Loans shall be used for the Borrower's general business purposes (including, without limitation, acquisitions) in a manner not in conflict with any of the Borrower's covenants in this Agreement.

      Section 2.13. Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

            2.13(a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

            2.13(b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurodollar Rate Advances for such Interest Period,


11/27/00   364 Day Credit Agreement   17
such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Base Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

      Section 2.14.     Increased Cost.  If any Regulatory Change:

            2.14(a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Eurodollar Rate Advances, its Revolving Note or its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its Eurodollar Rate Advances or any other amounts due under this Agreement in respect of its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income or overall gross receipts, profits or gains of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal office or Applicable Lending Office is located); or

            2.14(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank's Applicable Lending Office or shall impose on any Bank (or its Applicable Lending Office) or the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances, its Revolving Note or its obligation to make Eurodollar Rate Advances;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Rate Advance, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Revolving Note, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In


11/27/00   364 Day Credit Agreement   18
determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

      Section 2.15. Illegality. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Eurodollar Rate Advances, such Bank shall notify the Borrower and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Base Rate Advances as of the date of such Bank's notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 2.17.

      Section 2.16. Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank's capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Revolving Commitment and/or Advances to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within 30 days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for diminished returns as a result of such reduction for the period from and after the date 45 days prior to the date that such Bank does give such notice. Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by such Bank shall be final, conclusive and binding for all purposes, absent error.

      Section 2.17. Funding Losses; Eurodollar Rate Advances. The Borrower shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.1(a) or 2.3, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 2.15, occurs on any day other than the last day of the Interest Period applicable thereto. A Bank's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.


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
      Section 2.18. Discretion of Banks as to Manner of Funding. Each Bank shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.17) shall be made as if such Bank had actually funded and maintained each Eurodollar Rate Advances during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

      Section 2.19.     Taxes.

            (a) Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall income, profits and gains, and franchise taxes imposed on it in lieu of income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes").

            (b) The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

            (c) The Borrower shall indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Bank or the Agent and any penalties, interest and expenses with respect thereto. This indemnification shall be made within 30 days from the date such Bank or the Agent makes written demand therefor.

            (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to on the signature page hereof a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

            (e) Banks to Submit Forms. Each Bank represents to the Borrower and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to


11/27/00   364 Day Credit Agreement   20
      this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent, on or before the day on which such Bank becomes a Bank, duly completed and signed copies of either Form W-8 and Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be received by such Bank hereunder) or Form 4224 (relating to all payments to be received by such Bank hereunder) of the United States Internal Revenue Service (or any successor forms thereto). Thereafter and from time to time, each such Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrower or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder. Upon the request of the Borrower or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent a certificate in such form as is reasonably satisfactory to the Borrower and the Agent to the effect that it is such a United States person and not otherwise subject to backup withholding pursuant to section 3406 of the Code.

            (f) Inability of a Bank. If the Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, the Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

                                    ARTICLE 3

                              CONDITIONS PRECEDENT

      Section 3.1. Conditions of Initial Transaction. The making of the initial Revolving Loans shall be subject to the prior or simultaneous fulfillment of the following conditions:

            3.1(a) Documents. The Agent shall have received the following in sufficient counterparts (except for the Revolving Notes) for each Bank:

                  (i) A Revolving Note drawn to the order of each Bank executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.


11/27/00   364 Day Credit Agreement   21

                  (ii) A copy of the corporate resolutions of the Borrower
            authorizing the execution, delivery and performance of the Loan Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

                  (iii) An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower authorized to execute the Loan Documents and to request Revolving Loans and conversions and continuations of Advances hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

                  (iv) A copy of the Articles of Incorporation of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 30 days prior to the Closing Date.

                  (v) A certificate of good standing for the Borrower in the jurisdiction of its incorporation and in the States of New Jersey and New York and in the Commonwealth of Pennsylvania, certified by the appropriate governmental officials as of a date not more than 30 days prior to the Closing Date.

                  (vi) A copy of the bylaws of the Borrower, certified as of the
            Closing Date by the Secretary or an Assistant Secretary of the Borrower.

                  (vii) A certificate dated the Closing Date of the chief
            executive officer or chief financial officer of the Borrower certifying as to (x) the matters set forth in Sections 3.2 (a) and
            3.2 (b) below and (y) execution of the Five Year Credit Agreement and satisfaction of all conditions to its effectiveness.

            3.1(b) Opinion. The Borrower shall have requested Dewey Ballantine LLP, its counsel, to prepare a written opinion, addressed to the Banks and dated the Closing Date, covering the matters set forth in Exhibit 3.1(A) hereto, and such opinion shall have been delivered to the Agent in sufficient counterparts for each Bank.

            3.1(c) Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

            3.1(d) Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and the Agent's special counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

            3.1(e) Fees and Expenses. The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrower on or


11/27/00   364 Day Credit Agreement   22
      prior to the Closing Date and the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 9.2.

      Section 3.2. Conditions Precedent to all Loans. The obligation of the Banks to make any Revolving Loans hereunder (including the initial Revolving Loans) shall be subject to the fulfillment of the following conditions:

            3.2(a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Revolving Loan (other than those which speak as of a specific date, which shall be true and correct as of such date), with the same force and effect as if made on such date.

            3.2(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or will exist after giving effect to the Revolving Loans made on such date so issued.

            3.2(c) Notices and Requests. The Agent shall have received the Borrower's request for such Revolving Loans as required under Section 2.1(a).

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

      To induce the Banks to enter into this Agreement and to make Revolving Loans hereunder, the Borrower represents and warrants to the Banks:

      Section 4.1. Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Revolving Notes and to perform its obligations under the Loan Documents. Each Significant Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not be reasonably expected to have a Material Adverse Effect, and
(b) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would not be reasonably expected to have a Material Adverse Effect.

      Section 4.2. Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Revolving Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to


11/27/00   364 Day Credit Agreement   23
limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

      Section 4.3. No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the Restated Certificate of Incorporation or By-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder which breach or default would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation would be reasonably expected to have a Material Adverse Effect.

      Section 4.4. Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

      Section 4.5. Financial Statements and Condition. The Borrower's audited consolidated financial statements as at December 31, 1999 heretofore furnished to the Banks were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated in the notes thereto regarding the adoption of new accounting policies) and present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. The Borrower's unaudited interim financial statements as at June 30, 2000 heretofore furnished to the Banks were prepared in accordance with GAAP consistently applied throughout the periods involved and in a manner consistent with that employed in the Borrower's audited consolidated financial statements as at December 31, 1999. The Borrower's unaudited interim financial statements as at June 30, 2000 do not contain any footnote disclosures and are subject to normal recurring year-end adjustments, but otherwise present fairly in all material respects the consolidated financial condition and consolidated results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein except as otherwise set forth therein. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since June 30, 2000, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.


11/27/00   364 Day Credit Agreement   24

      Section 4.6. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, would be reasonably expected to have a Material Adverse Effect.

      Section 4.7. Environmental, Health and Safety Laws. There does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters, which violation would be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would be reasonably expected to have a Material Adverse Effect. Except as set out on Exhibit 4.7 attached hereto, the Borrower does not have knowledge that it or its property or any Subsidiary or the property of any Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require capital expenditures to be made prior to the Revolving Commitment Ending Date which would be reasonably expected to have a Material Adverse Effect.

      Section 4.8. ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan (December 31, 1999), the present value (determined on the basis of assumptions set forth in Exhibit 4.8) of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets, except as set forth in Exhibit 4.8.

      Section 4.9. Federal Reserve Regulations. No part of the proceeds of any Advance hereunder will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation U of the Board as now and from time to time in effect. If requested by any Bank, the Borrower will furnish to each Bank a statement to the foregoing effect in conformity with the requirements of Form F.R. U-1 referred to in said Regulation U.

      Section 4.10. Title to Property; Leases; Liens; Subordination. The Borrower has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower in the unaudited interim financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statement in the ordinary course of business, or in transactions reported in


11/27/00   364 Day Credit Agreement   25

Form 8-K or 10-Q reports filed with the Securities and Exchange Commission since the date of such financial statement). None of such properties is subject to a Lien, except as allowed under Section 6.10. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

      Section 4.11. Taxes. Each of the Borrower and the Subsidiaries has filed (or joined in filing) all federal income tax and all other material federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens for any tax currently due have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower has no knowledge of any proposed material tax assessment against it or any Subsidiary.

      Section 4.12. Trademarks, Patents. Each of the Borrower and the Subsidiaries owns or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, to the knowledge of the Borrower or a Subsidiary, without known conflict with the rights of others, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

      Section 4.13. Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrower and the Subsidiaries have not been affected as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God in any way which has had, or would be reasonably expected to have, a Material Adverse Effect.

      Section 4.14. Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

      Section 4.15. Public Utility Holding Company Act. Borrower is not a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      Section 4.16. Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees, which, in the aggregate, would be reasonably expected to have a Material Adverse Effect.


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
      Section 4.17. Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Banks on or prior to the Closing Date and consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and, at the time such projections and forecasts were delivered, the Borrower had no reason to believe that such projections or forecasts were not reasonable.

      Section 4.18. Subsidiaries. Exhibit 4.18 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary thereof, and the jurisdiction of incorporation of each Subsidiary.

                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS

      Until any obligation of the Banks hereunder to make the Revolving Loans shall have expired or been terminated and the Revolving Notes and all of the other Obligations have been paid in full, unless the Majority Banks shall otherwise consent in writing:

      Section 5.1. Financial Statements and Reports. The Borrower will furnish to the Banks:

            5.1(a) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by KPMG LLP or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Agent.

            5.1(b) Together with the audited financial statements required under
      Section 5.1(a), (i) a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, insofar as such Default or Event of Default relates to accounting matters, or, if such Default or Event of Default exists, describing its nature, and (ii) a Compliance Certificate.

            5.1(c) As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower other than the fourth quarter, unaudited consolidated statements of income, cash flow and changes in stockholders' equity for the Borrower and


11/27/00   364 Day Credit Agreement   27
      the Subsidiaries for such quarter and (in the case of the second and third quarters) for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such unaudited interim financial statements do not contain any footnote disclosures and are subject to normal recurring year-end adjustments, but otherwise present fairly in all material respects the consolidated financial condition and consolidated results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein except as otherwise set forth therein.

            5.1(d) As soon as practicable and in any event within 45 days after the end of each fiscal quarter of the Borrower other than the fourth quarter, a Compliance Certificate.

            5.1(e) Promptly upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

            5.1(f) Promptly upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

            5.1(g) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

            5.1(h) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

      Section 5.2. Corporate Existence. The Borrower will maintain, and cause each Significant Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Significant Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Significant Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

      Section 5.3. Insurance. The Borrower shall maintain, and shall cause each Significant Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly


11/27/00   364 Day Credit Agreement   28
situated; provided, however, that, in lieu of or supplemental to any insurance referred to in this Section 5.3, the Borrower or such Significant Subsidiary may adopt such other plan or method of protection in respect of its properties or other risks, whether by establishment of an insurance fund or reserve or by otherwise conforming to the practices of similar corporations maintaining systems of self insurance, as may be determined by the Borrower or such Significant Subsidiary in its reasonable business judgment.

      Section 5.4. Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file (or join in filing), all federal income tax returns and all other material tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all material taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not affected in a manner which would be reasonably expected to have a Material Adverse Effect, its use of such property in the ordinary course of its business is not interfered with in a manner which would be reasonably expected to have a Material Adverse Effect and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

      Section 5.5. Inspection. The Borrower shall permit any Person designated by the Agent or the Majority Banks to visit and inspect any of the properties, corporate books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or the Majority Banks may designate. So long as no Event of Default exists, the expenses of the Agent or the Banks for such visits, inspections and examinations shall be at the expense of the Agent and the Banks, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

      Section 5.6. Maintenance of Properties. The Borrower will maintain, and cause each Significant Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this
Section 5.6 shall prevent the Borrower or any Significant Subsidiary from discontinuing the maintenance of any of its properties if such discontinuance is, in the judgment of the Board of Directors of the Borrower or in the judgment of the Board of Directors of such Significant Subsidiary, desirable in the conduct of the business of the Borrower or such Significant Subsidiary.

      Section 5.7. Books and Records. The Borrower will keep, and will cause each Significant Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.


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
      Section 5.8. Compliance. The Borrower will comply, and will cause each Significant Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, and would not be reasonably expected to have, a Material Adverse Effect and the Borrower or such Significant Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

      Section 5.9. Notice of Litigation. The Borrower will give prompt written notice to the Agent of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result would be reasonably expected to have a Material Adverse Effect, stating the nature and status of such action, suit or proceeding.

      Section 5.10. ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in substantial compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount which would be reasonably expected to have a Material Adverse Effect, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount which would be reasonably expected to have a Material Adverse Effect or (c) fail to make any payments to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto in an aggregate amount that would be reasonably expected to have a Material Adverse Effect.

      Section 5.11. Environmental Matters; Reporting. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters except to the extent that non-compliance would not be reasonably expected to have a Material Adverse Effect. The Borrower will give the Agent prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters in which an adverse determination or result would be reasonably expected to have a Material Adverse Effect.


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
                                    ARTICLE 6

                               NEGATIVE COVENANTS

      Until any obligation of the Banks hereunder to make the Revolving Loans shall have expired or been terminated and the Revolving Notes and all of the other Obligations have been paid in full, unless the Majority Banks shall otherwise consent in writing:

      Section 6.1. Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; except:

            6.1(a)  the Alleghany Asset Management Sale;

            6.1(b) any Subsidiary may be merged with or liquidated into the Borrower or any wholly-owned Subsidiary (if the Borrower or such wholly-owned Subsidiary is the surviving corporation);

            6.1(c) the Borrower or any Subsidiary may consolidate with or merge into any other corporation, or permit any corporation to merge into it if:

                  (i) the surviving corporation shall be the Borrower or such
            Subsidiary and, if the surviving corporation is a Subsidiary, the Borrower shall maintain control of such Subsidiary;

                  (ii) as of the date 20 Business Days prior to the execution of the agreement providing for such merger, the fair value of the consideration to be paid in connection therewith does not exceed (A) in the case of a merger involving the Borrower, the greater of (1) $50,000,000 or (2) 10% of the total assets of the Borrower, (B) in the case of a merger involving Mineral Holdings, the greater of (1) $50,000,000 or (2) 10% of the total assets of Mineral Holdings, or
            (C) in the case of a merger involving AUL London, the greater of (1) $50,000,000 or (2) 10% of the total assets of AUL London. For the purposes of this Section 6.1(c)(ii), the consideration to be paid in connection with any merger shall be valued as provided in the last sentence of Section 1.2; and

                  (iii) no Event of Default or Default hereunder has occurred and is continuing or would occur upon the consummation of any such consolidation or merger; and

            6.1(d) any Subsidiary may merge or consolidate or enter into an analogous reorganization or transaction with another Person as part of a disposition of assets permitted by Section 6.2 hereof.

      Section 6.2. Disposition of Assets. The Borrower will not directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of


11/27/00   364 Day Credit Agreement   31
transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

            6.2(a)  the Alleghany Asset Management Sale;

            6.2(b) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

            6.2(c) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment; and

            6.2(d) other dispositions of property during the term of this Agreement whose net book value in the aggregate does not exceed 50% of the Borrower's total consolidated assets as shown on its balance sheet for its most recent prior fiscal quarter; provided, that, absent the written consent of the Majority Banks, the Borrower shall not sell, lease, transfer or otherwise dispose of any of the capital stock of Mineral Holdings or AUL London, except that the written consent of the Majority Banks to such sale, lease, transfer or other disposition of any of the capital stock of Mineral Holdings or AUL London shall not be required (x) for any issuances of capital stock by Mineral Holdings or AUL London in connection with employee compensation and incentive arrangements or (y) to the extent that the proceeds therefrom are used to reduce ratably the Revolving Commitment under this Agreement and the "Revolving Commitment" under the Five Year Credit Agreement (whereupon the outstanding unpaid principal balance of each Note (whether under this Agreement or under the Five Year Credit Agreement) given in favor of a Bank shall be prepaid in an amount equal to the excess of the outstanding unpaid principal balance of such Note over the Revolving Commitment of such Bank as so reduced in accordance with Sections 2.7 and 2.17 of this Agreement and the Five Year Credit Agreement), nor shall the Borrower, absent the written consent of the Majority Banks, permit Mineral Holdings or AUL London, directly or indirectly to sell, lease, transfer or otherwise dispose of any properties or assets, tangible or intangible, now owned or hereafter acquired, representing more than 50% of the total consolidated operating assets of Mineral Holdings or AUL London, as the case may be as shown on their respective balance sheets for the most recent prior fiscal quarter.

      Section 6.3. Plans. The Borrower will not permit, and will not allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary if such Lien would be reasonably expected to have a Material Adverse Effect; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations to exceed the fair market value of such Plan's assets by an amount which would be reasonably expected to have a Material Adverse Effect.


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
      Section 6.4. Negative Pledges. Except for restrictions for the benefit of the holder of any Lien that is permitted by Section 6.10 hereof which restriction relates solely to the property which is the subject of such Lien, the Borrower will not enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Banks any Lien on any assets or properties of the Borrower other than any such provisions in effect as of the Closing Date under the Mellon Credit Facilities, or (ii) require the Borrower to grant a Lien to any other Person if the Borrower grants any Lien to the Banks.

      Section 6.5. Restricted Payments. The Borrower will not make any Restricted Payments, unless:

            6.5(a) after giving effect thereto, the aggregate of all Restricted Payments declared or paid on the Borrower's capital stock subsequent to September 30, 2000, shall be less than the sum of (w) the Borrower's net earnings subsequent to September 30, 2000, (x) the cash proceeds received by the Borrower from the issuance of any shares of its capital stock after September 30, 2000, and (y) $50,000,000; and

            6.5(b) no Event of Default or Default has occurred and is continuing or would occur as a result of the declaration or payment of a Restricted Payment.

      Section 6.6. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower (other than the Borrower or a Subsidiary of the Borrower), except upon terms no less favorable to the Borrower, or such Subsidiary, than those that would be reasonably expected to be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

      Section 6.7. Accounting Changes. The Borrower will not make any significant change in accounting treatment or reporting practices, except as permitted by GAAP, or change its fiscal year.

      Section 6.8. Subordinated Debt. The Borrower will not (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; or (b) amend or cancel the subordination provisions applicable to any Subordinated Debt.

      Section 6.9. Indebtedness. The Borrower will not incur, create, issue, assume or suffer to exist any Indebtedness, except:

            6.9(a)  The Obligations.

            6.9(b) Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

            6.9(c) Indebtedness existing on the date of this Agreement and disclosed on Exhibit 6.9 hereto, including any extension or refinancing thereof, but not including any increase in the principal amount thereof.


11/27/00   364 Day Credit Agreement   33

            6.9(d)  Indebtedness secured by Liens permitted under Section
      6.10 hereof.

            6.9(e) Until the earlier of the Mellon Expiration Date or November 30, 2001, Indebtedness under the Mellon Credit Facilities, but not including any increase in the principal amount thereof.

            6.9(f)  Permitted Intercompany Indebtedness.

            6.9(g) Indebtedness the proceeds of which are used to refinance, in whole or in part, the Obligations, in which event the Aggregate Revolving Commitment Amounts shall be reduced by a like amount.

            6.9(h) Indebtedness, other than Indebtedness included in any of Sections 6.9(a) through 6.9(g), in an aggregate amount outstanding at any time not to exceed (i) $15,000,000 at any time prior to the Mellon Expiration Date, and (ii) $125,000,000 at any time after the Mellon Expiration Date

      Section 6.10. Liens. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower, except:

            6.10(a) Liens existing on the date of this Agreement and disclosed on Exhibit 6.10 hereto.

            6.10(b) Any Lien extending, renewing or replacing any Lien permitted by Section 6.10 (a) above, provided that such Lien may relate solely to the property subject thereto as of the date hereof and provided further that such Lien may secure only (i) the Indebtedness secured by such Lien as of the date hereof or (ii) Indebtedness extending, replacing or renewing such Indebtedness the incurrence of which is permitted by Section
      6.9 hereof.

            6.10(c) From and after the date on which the Alleghany Asset Management Sale occurs and until the earlier of the Mellon Expiration Date or November 30, 2001, a Lien on cash and short-term securities in an aggregate amount not exceeding the lesser of (i) $364,000,000 plus investment gains and interest earned thereon and (ii) $400,000,000, securing the Borrower's obligations in respect of the Mellon Credit Facilities.

            6.10(d) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower.

            6.10(e) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

            6.10(f) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that


11/27/00   364 Day Credit Agreement   34
      payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

            6.10(g) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

            6.10(h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, or security interests retained by depositary banks pursuant to their standard banking services agreements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower in excess of those set forth by regulations promulgated by the Board, and
      (ii) such deposit account is not intended by the Borrower to provide collateral to the depository institution.

            6.10(i) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

            6.10(j) The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

            6.10(k) Liens, other than Liens included in any of Sections 6.10(a) through 6.10(j), that secure in the aggregate obligations not in excess of an amount equal to 5% of the Tangible Net Worth of the Borrower.

      Section 6.11. Tangible Net Worth. The Borrower will not permit its Tangible Net Worth to be less than: (a) at any time prior to the occurrence of the Alleghany Asset Management Sale, the sum of $900,000,000, plus, for each fiscal quarter ending after January 1, 2001, an amount equal to $10,000,000 per fiscal quarter and (b) after the Alleghany Asset Management Sale occurs, (i) $1,100,000,000 at any time prior to the Mellon Expiration Date, and, (ii) at any time after the Mellon Expiration Date, the sum of $1,000,000,000 plus $10,000,000 per fiscal quarter for each fiscal quarter ending after the Mellon Expiration Date.

      Section 6.12. Loan Proceeds. The Borrower will not use any part of the proceeds of any Revolving Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately for any purpose which entails a violation of the provisions of Regulations U or X of the Board.

      Section 6.13. Rental Obligations. The Borrower will not incur, create or assume any rental obligation for real or personal property under any lease, rental or other arrangements for the use of property of any other person if the aggregate present value of such fixed rental obligations for such personalty and realty (including such rental obligations currently in effect)


11/27/00   364 Day Credit Agreement   35
of the Borrower would exceed $20,000,000. For purposes of this Section 6.13, rental obligations shall mean any commitment to make any direct or indirect payment, whether as rent or otherwise, under any lease or rental of personal property or other arrangements for the use of personal property of others and any such payment made in advance, but rental obligations shall not include any amounts payable under any Capitalized Lease which constitutes Indebtedness for the purposes of Section 6.9. Any determination of present value made for purposes of this Section 6.13 shall use a discount rate equal to the Federal Funds Rate at the date of determination.

      Section 6.14. Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio for any period beginning on and including the last day of any fiscal quarter and ending 30 days thereafter to be less than (a) 3.0 to 1.0 at any time prior to the earliest of the occurrence of the Alleghany Asset Management Sale, the Mellon Expiration Date or November 30, 2001, or (b) 4.0 to
1.0 at any time on or after the earliest of (i) the occurrence of the Alleghany Asset Management Sale, (ii) the Mellon Expiration Date or (iii) November 30, 2001.

      Section 6.15. Unrestricted Liquid Assets. The Borrower will not, at any time prior to the Mellon Expiration Date, permit the ratio of (a) the aggregate amount of Unrestricted Liquid Assets to (b) the sum of (i) the aggregate outstanding principal balance of the Revolving Loans under this Agreement and the "Revolving Loans" under the Five Year Credit Agreement, plus (ii) without duplication, Indebtedness permitted under Section 6.9 (excluding Indebtedness under the Mellon Credit Facilities) to be less than 1.25 to 1.0.

                                    ARTICLE 7

                         EVENTS OF DEFAULT AND REMEDIES

      Section 7.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

            7.1(a) The Borrower shall fail to make (i) when due, whether by acceleration or otherwise, any payment of principal of any Revolving Note or (ii) within two days after the applicable due date, any payment of interest on any Revolving Note or payment of any other Obligation required to be made to the Agent or any Bank pursuant to this Agreement.

            7.1(b) Any representation or warranty made by the Borrower in this Agreement or any other Loan Document or by the Borrower in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

            7.1(c) The Borrower shall fail to comply with Sections 2.19 or 5.2 hereof or any Section of Article VI hereof.

            7.1(d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 15 calendar


11/27/00   364 Day Credit Agreement   36
      days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to
      Section 5.1, or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.

            7.1(e) The Borrower or any Significant Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Significant Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Significant Subsidiary or for a substantial part of the property thereof and shall not be discharged within 60 days, or the Borrower or any Significant Subsidiary shall make an assignment for the benefit of creditors.

            7.1(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Significant Subsidiary, and, if instituted against the Borrower or any Significant Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Significant Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Significant Subsidiary.

            7.1(g) Any dissolution or liquidation proceeding not permitted by
      Section 6.1 shall be instituted by or against the Borrower or a Significant Subsidiary, and, if instituted against the Borrower or any Significant Subsidiary, shall be consented to or acquiesced in by the Borrower or such Significant Subsidiary or shall remain for 60 days undismissed.

            7.1(h) A judgment or judgments for the payment of money in excess of the sum of $5,000,000 in the aggregate shall be rendered against the Borrower or a Significant Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or more than 60 days from the last day that execution of such judgment shall have been stayed during an appeal from such judgment.

            7.1(i) The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Significant Subsidiary shall be accelerated, or the Borrower or a Significant Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section 7.1(i), Indebtedness of the Borrower or a Significant Subsidiary shall be deemed "material" if it exceeds $5,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.


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
            7.1(j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Significant Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof. For purposes of this Section 7.1(j), a portion of the property of any Person shall be deemed "substantial" if its value exceeds $5,000,000 as to any one portion of such Person's property or in the aggregate for all portions of such Person's property with respect to which any of the events described in this Section 7.1(j) has occurred.

            7.1(k)  Any Change of Control shall occur.

      Section 7.2. Remedies. If (a) any Event of Default described in Sections
7.1 (e), (f) or (g) shall occur with respect to the Borrower , the Revolving Commitments shall automatically terminate and the Revolving Notes and all other Obligations shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall take any of the following actions so requested: (i) declare the Revolving Commitments terminated, whereupon the Revolving Commitments shall terminate and (ii) declare the outstanding unpaid principal balance of the Revolving Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Revolving Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

      Section 7.3. Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes each Bank to set off any Obligations owed to such Bank against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, such Bank. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker's Lien, setoff and counterclaim available pursuant to law.


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
                                    ARTICLE 8

                                    THE AGENT

      The following provisions shall govern the relationship of the Agent with the Banks.

      Section 8.1. Appointment and Authorization. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Banks.

      Section 8.2. Note Holders. The Agent may treat the payee of any Revolving Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

      Section 8.3. Consultation With Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

      Section 8.4. Loan Documents. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

      Section 8.5. USBNA and Affiliates. With respect to its Revolving Commitment and the Revolving Loan made by it, USBNA shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and USBNA and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

      Section 8.6. Action by Agent. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Revolving Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or


11/27/00   364 Day Credit Agreement   39
authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

      Section 8.7. Credit Analysis. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

      Section 8.8. Notices of Event of Default, Etc. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks.

      Section 8.9. Indemnification. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank's share of the aggregate Revolving Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.

      Section 8.10. Payments and Collections. All funds received by the Agent in respect of any payments made by the Borrower on the Revolving Notes or Revolving Commitment Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Revolving Percentage. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for application on the Revolving Notes; and (c) last to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees owing by the Borrower hereunder.

      Section 8.11. Sharing of Payments. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Revolving Notes in excess of such Bank's share thereof as determined under this Agreement, then such Bank shall purchase


11/27/00   364 Day Credit Agreement   40
from the other Banks for cash and at face value and without recourse, such participation in the Revolving Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker's lien first fully against any Revolving Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.

      Section 8.12. Advice to Banks. The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.

      Section 8.13.     Defaulting Bank.

            8.13(a) Remedies Against a Defaulting Bank. In addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank such Defaulting Bank's right to participate in the administration of the Revolving Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Banks, shall be suspended while such Bank remains a Defaulting Bank. If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the overnight Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Bank's Revolving Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.

            8.13(b) Purchase from Defaulting Bank. Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a


11/27/00   364 Day Credit Agreement   41

      Defaulting Bank's Revolving Commitment. If more than one Bank exercises such right, each such Bank shall have the right to acquire such proportion of such Defaulting Bank's Commitment on a pro rata basis. Upon any such purchase, the Defaulting Bank's interest in its Revolving Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 9.6, including an Assignment in form acceptable to the Agent. The purchase price for the Revolving Commitments of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting Bank by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrower). Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

      Section 8.14. Resignation. If at any time USBNA shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent.

                                    ARTICLE 9

                                  MISCELLANEOUS

      Section 9.1. Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, provided the Agent has first obtained the separate prior written consent to such amendment, modification,


11/27/00   364 Day Credit Agreement   42
consent or waiver from the Majority Banks.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

            9.1(a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Revolving Note with respect to the payment or repayment thereof, without the consent of the holder of each Revolving Note so affected; or

            9.1(b) Increase the amount or extend the time of any Revolving Commitment of any Bank, without the consent of such Bank; or

            9.1(c) Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

            9.1(d) Amend the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

            9.1(e) Amend any of the foregoing Sections 9.1 (a) through (d) or this Section 9.1(e) without the consent of all the Banks; or

            9.1(f) Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent.

      Section 9.2. Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including fees and expenses of Dorsey & Whitney LLP, counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

      Section 9.3. Waivers, etc. No failure on the part of the Agent or the holder of a Revolving Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

      Section 9.4. Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified


11/27/00   364 Day Credit Agreement   43
to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.

      Section 9.5. Taxes. The Borrower agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Revolving Notes, which obligation of the Borrower shall survive the termination of this Agreement.

      Section 9.6. Successors and Assigns; Disposition of Loans; Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Borrower Loan Document without the prior written consent of all the Banks. Each Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its Revolving Commitments, the Revolving Loans and/or Advances (each such interest so disposed of being herein called a "Transferred Interest") to banks or other financial institutions ("Transferees"); provided, however, that a Bank may dispose of a Transferred Interest only with the consent of the Agent (which consent shall not be unreasonably withheld), and, so long as no Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld) and only upon payment to the Agent by the parties to such disposition of a processing and recording fee in the amount of $3,500 for each party and, in the case of an assignment, execution and delivery to the Agent of an assignment agreement substantially in the form of Exhibit 9.6 hereto. Unless otherwise agreed by the Agent and the Borrower, the minimum assignment amount is $10,000,000. The Borrower agrees that each Transferee shall be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17 and 9.2 with respect to its Transferred Interest (provided that a Transferee which is a participant and not an assignee shall not be entitled to the benefits of Section 9.2) and that each Transferee may exercise any and all rights of banker's Lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower. If any Bank makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a "Bank" hereunder and shall have all the rights and obligations of such Bank hereunder and such Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment. Notwithstanding the sale by any Bank of any participation hereunder, (a) no participant shall be deemed to be or have the rights and obligations of a Bank hereunder except that any participant shall have a right of setoff under Section
7.3 as if it were such Bank and the amount of its participation were owing directly to such participant by the Borrower and (b) such Bank shall not in connection with selling any such participation condition such Bank's rights in connection with consenting to amendments or granting waivers concerning any matter under any Loan Document upon obtaining the consent of such participant other than on matters relating to (i) any reduction in the amount of any principal of, or the amount of or rate of interest on, any Revolving Note or Advance in which such participation is sold, (ii) any postponement of the date fixed for any payment of principal of or interest on any Revolving Note or Advance in which such participation is sold, (iii) the release or subordination of any material portion of any collateral or (iv) the release of any guaranty.


11/27/00   364 Day Credit Agreement   44

      Section 9.7. Confidentiality of Information. The Agent and each Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and the Borrower and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Banks hereunder and under the Revolving Notes or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, provided that such prospective assignees or participants agree to keep such information confidential in accordance with the provisions of this Section 9.7, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over any Bank or by any applicable law, rule, regulation or judicial process, the opinion of such Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. No Bank shall incur any liability to the Borrower by reason of any disclosure permitted by this Section 9.7.

      Section 9.8. Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE REVOLVING NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

      Section 9.9. Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.


11/27/00   364 Day Credit Agreement   45

      Section 9.10. Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

      Section 9.11. Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Revolving Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Revolving Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Revolving Commitments have not been terminated; provided, however, that the obligations of the Borrower under Section 9.2, 9.5 and 9.12 shall survive payment in full of the Obligations and the termination of the Revolving Commitments.

      Section 9.12. Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

            (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

            (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

      This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of


11/27/00   364 Day Credit Agreement   46
payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

      Section 9.13. Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

      Section 9.14. Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

      Section 9.15. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

      Section 9.16. Borrower Acknowledgments. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.

                 (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)


11/27/00   364 Day Credit Agreement   47

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                          ALLEGHANY CORPORATION


                                          By   /s/ David B. Cuming
                                               ---------------------------------
                                          Title   Senior Vice President and
                                                  ------------------------------
                                                  Chief Financial Officer
                                                  ------------------------------
Address for Borrower:
375 Park Avenue
New York, New York  10152
Fax: 212-759-8149
Attention: David B. Cuming,
           Senior Vice President

With a copy to:

Robert M. Hart
Senior Vice President and
       General Counsel
Fax:  212-759-3295


11/27/00   364 Day Credit Agreement   48

Revolving Commitment Amount:
$100,000,000                                U.S. BANK NATIONAL ASSOCIATION


                                            By  /s/ Elliott Jaffee
                                                --------------------------------
                                            Title  Senior Vice President
                                            In its individual corporate
                                            capacity and as Agent
                                            Address:
                                            601 Second Avenue South
                                            Minneapolis, MN 55402-4302
                                            Fax: 612-973-0825
                                            Attention:  Elliot J. Jaffee,
                                            Senior Vice President


11/27/00   364 Day Credit Agreement   49

                                TABLE OF CONTENTS



ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS.......................................................................      1

         Section 1.1.      Defined Terms.........................................................................      1
         Section 1.2.      Accounting Terms, Calculations and Valuations.........................................     12
         Section 1.3.      Computation of Time Periods...........................................................     12
         Section 1.4.      Other Definitional Terms..............................................................     12

ARTICLE 2 TERMS OF THE CREDIT FACILITIES.........................................................................     13

         Section 2.1.      The Revolving Commitments.............................................................     13
         Section 2.2.      Revolving Notes.......................................................................     14
         Section 2.3.      Conversions and Continuations.........................................................     14
         Section 2.4.      Interest Rates, Interest Payments and Default Interest................................     15
         Section 2.5.      Repayment and Mandatory Prepayment....................................................     16
         Section 2.6.      Optional Prepayments..................................................................     16
         Section 2.7.      Optional Reduction of Revolving Commitment Amounts or Termination of Revolving
                           Commitments...........................................................................     16
         Section 2.8.      Revolving Commitment Fee; Supplemental Facility Fees..................................     17
         Section 2.9.      Computation...........................................................................     17
         Section 2.10.     Payments..............................................................................     17
         Section 2.11.     Revolving Commitment Ending Date......................................................     17
         Section 2.12.     Use of Loan Proceeds..................................................................     18
         Section 2.13.     Interest Rate Not Ascertainable, Etc..................................................     18
         Section 2.14.     Increased Cost........................................................................     18
         Section 2.15.     Illegality............................................................................     19
         Section 2.16.     Capital Adequacy......................................................................     19
         Section 2.17.     Funding Losses; Eurodollar Rate Advances..............................................     20
         Section 2.18.     Discretion of Banks as to Manner of Funding...........................................     20
         Section 2.19.     Taxes.................................................................................     20

ARTICLE 3 CONDITIONS PRECEDENT...................................................................................     22

         Section 3.1.      Conditions of Initial Transaction.....................................................     22
         Section 3.2.      Conditions Precedent to all Loans.....................................................     23

ARTICLE 4 REPRESENTATIONS AND WARRANTIES.........................................................................     24

         Section 4.1.      Organization, Standing, Etc...........................................................     24
         Section 4.2.      Authorization and Validity............................................................     24
         Section 4.3.      No Conflict; No Default...............................................................     24
         Section 4.4.      Government Consent....................................................................     25
         Section 4.5.      Financial Statements and Condition....................................................     25
         Section 4.6.      Litigation............................................................................     25
         Section 4.7.      Environmental, Health and Safety Laws.................................................     25
         Section 4.8.      ERISA.................................................................................     26
         Section 4.9.      Federal Reserve Regulations...........................................................     26
         Section 4.10.     Title to Property; Leases; Liens; Subordination.......................................     26


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
         Section 4.11.     Taxes.................................................................................     27
         Section 4.12.     Trademarks, Patents...................................................................     27
         Section 4.13.     Force Majeure.........................................................................     27
         Section 4.14.     Investment Company Act................................................................     27
         Section 4.15.     Public Utility Holding Company Act....................................................     27
         Section 4.16.     Retirement Benefits...................................................................     27
         Section 4.17.     Full Disclosure.......................................................................     28
         Section 4.18.     Subsidiaries..........................................................................     28

ARTICLE 5 AFFIRMATIVE COVENANTS..................................................................................     28

         Section 5.1.      Financial Statements and Reports......................................................     28
         Section 5.2.      Corporate Existence...................................................................     29
         Section 5.3.      Insurance.............................................................................     30
         Section 5.4.      Payment of Taxes and Claims...........................................................     30
         Section 5.5.      Inspection............................................................................     30
         Section 5.6.      Maintenance of Properties.............................................................     30
         Section 5.7.      Books and Records.....................................................................     31
         Section 5.8.      Compliance............................................................................     31
         Section 5.9.      Notice of Litigation..................................................................     31
         Section 5.10.     ERISA.................................................................................     31
         Section 5.11.     Environmental Matters; Reporting......................................................     32

ARTICLE 6 NEGATIVE COVENANTS.....................................................................................     32

         Section 6.1.      Merger................................................................................     32
         Section 6.2.      Disposition of Assets.................................................................     33
         Section 6.3.      Plans.................................................................................     34
         Section 6.4.      Negative Pledges......................................................................     34
         Section 6.5.      Restricted Payments...................................................................     34
         Section 6.6.      Transactions with Affiliates..........................................................     34
         Section 6.7.      Accounting Changes....................................................................     35
         Section 6.8.      Subordinated Debt.....................................................................     35
         Section 6.9.      Indebtedness..........................................................................     35
         Section 6.10.     Liens.................................................................................     36
         Section 6.11.     Tangible Net Worth....................................................................     37
         Section 6.12.     Loan Proceeds.........................................................................     37
         Section 6.13.     Rental Obligations....................................................................     37
         Section 6.14.     Asset Coverage Ratio..................................................................     37
         Section 6.15.     Unrestricted Liquid Assets............................................................     38

ARTICLE 7 EVENTS OF DEFAULT AND REMEDIES.........................................................................     38

         Section 7.1.      Events of Default.....................................................................     38
         Section 7.2.      Remedies..............................................................................     40
         Section 7.3.      Offset................................................................................     40

ARTICLE 8 THE AGENT..............................................................................................     40

         Section 8.1.      Appointment and Authorization.........................................................     40
         Section 8.2.      Note Holders..........................................................................     41


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
         Section 8.3.      Consultation With Counsel.............................................................     41
         Section 8.4.      Loan Documents........................................................................     41
         Section 8.5.      USBNA and Affiliates..................................................................     41
         Section 8.6.      Action by Agent.......................................................................     41
         Section 8.7.      Credit Analysis.......................................................................     42
         Section 8.8.      Notices of Event of Default, Etc......................................................     42
         Section 8.9.      Indemnification.......................................................................     42
         Section 8.10.     Payments and Collections..............................................................     42
         Section 8.11.     Sharing of Payments...................................................................     43
         Section 8.12.     Advice to Banks.......................................................................     43
         Section 8.13.     Defaulting Bank.......................................................................     43
         Section 8.14.     Resignation...........................................................................     44

ARTICLE 9 MISCELLANEOUS..........................................................................................     44

         Section 9.1.      Modifications.........................................................................     44
         Section 9.2.      Expenses..............................................................................     45
         Section 9.3.      Waivers, etc..........................................................................     45
         Section 9.4.      Notices...............................................................................     46
         Section 9.5.      Taxes.................................................................................     46
         Section 9.6.      Successors and Assigns; Disposition of Loans; Transferees.............................     46
         Section 9.7.      Confidentiality of Information........................................................     47
         Section 9.8.      Governing Law and Construction........................................................     47
         Section 9.9.      Consent to Jurisdiction...............................................................     48
         Section 9.10.     Waiver of Jury Trial..................................................................     48
         Section 9.11.     Survival of Agreement.................................................................     48
         Section 9.12.     Indemnification.......................................................................     48
         Section 9.13.     Captions..............................................................................     49
         Section 9.14.     Entire Agreement......................................................................     49
         Section 9.15.     Counterparts..........................................................................     49
         Section 9.16.     Borrower Acknowledgments..............................................................     50



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                                                                  EXECUTION COPY






                 $100,000,000 364 DAY REVOLVING CREDIT AGREEMENT


                          DATED AS OF NOVEMBER 22, 2000


                                 BY AND BETWEEN


                              ALLEGHANY CORPORATION


                                       AND


                         U.S. BANK NATIONAL ASSOCIATION